Exhibit 10.41

EIGHTH AMENDED AND RESTATED

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$17,500,000

Keego Harbor, Michigan

September 30, 2016

FOR VALUE RECEIVED, ZIVO BIOSCIENCE, INC., a Nevada corporation (“Borrower”), whose address is 2804 Orchard Lake Road, Suite 202, Keego Harbor, Michigan 48320, promises to pay to the order of HEP INVESTMENTS LLC, a Michigan limited liability company (“Lender”), whose address is 2804 Orchard Lake Road, Suite 205, Keego Harbor, Michigan 48320, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to Seventeen Million Five Hundred Thousand Dollars ($17,500,000), or such lesser sum as shall have been advanced by Lender to Borrower under the loan agreement hereinafter described, together with interest as provided herein, in accordance with the terms of this Eighth Amended and Restated Senior Secured Convertible Promissory Note (this “Note”).

In accordance with the terms of that certain Loan Agreement, dated December 1, 2011, by and between Lender and Borrower, as amended in seven agreements dated December 31, 2015, April 28, 2015, December 1, 2014, July 1, 2014, March 17, 2014, December 16, 2013 and April 15, 2013,(as amended, the “Loan Agreement”), Lender intends to loan to the Borrower up to Seventeen Million Five Hundred Thousand Dollars ($17,500,000). All advances made hereunder shall be charged to a loan account in Borrower's name on Lender's books, and Lender shall debit to such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. From time to time but not less than quarterly, Lender shall furnish Borrower a statement of Borrower's loan account, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Lender receives a written statement of exceptions from Borrower within ten (10) days after such statement has been furnished. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

1.

Payment. The unpaid principal balance of this Note shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a month at a rate of eleven percent (11%) per annum (the “Effective Rate”). Upon the occurrence and during the continuance of an Event of Default (as defined below), the unpaid principal balance of this Note shall bear interest, computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate equal to the lesser of five percent (5%) over the Effective Rate or the highest rate allowed by applicable law. The indebtedness represented by this Note shall be paid to Lender in an installment of interest only on the first anniversary of the date of each Tranche on Exhibit 1 to this Note (a “Tranche”), and, if not sooner converted in accordance with the terms of this Note, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be immediately due and payable in full (a) with respect to each Tranche on the Due Date specified in Exhibit 1 and (b) with respect to any additional Tranche within 24 months of the full funding of such Tranche (with respect to each Tranche, a “Due Date”).

(a)

Each Tranche will be set at a multiple of $250,000.

2.

Pre-payment Premium. Borrower may prepay the principal balance of this Note, in whole or in part, plus all accrued interest then outstanding upon sixty (60) days prior written notice to Lender; provided, however, there shall be a pre-payment premium of five (5%) percent of each amount prepaid at any time during the term of this Note.

3.

Use of Proceeds. The funds advanced pursuant to this Note shall be used by Borrower for working capital.

4.

Conversion Right and Funding Provisions.

(a)

At Lender’s option, at any time prior to the repayment in full of this Note, any or all Tranches of the outstanding indebtedness of this Note (including all accrued and unpaid interest) may be converted into validly issued and fully paid shares of common stock of Borrower (“Shares”) at the conversion rate as listed in Exhibit 1 (as appropriately adjusted by any stock split, stock combination or other corporate recapitalization affecting such common stock occurring after the date hereof, the “Conversion Price”).

(b)

Upon conversion of this Note as provided herein, (i) the portion of this Note so converted shall be deemed cancelled and shall be converted into the Shares as specified above; (ii) Lender, by acceptance of this Note, agrees to deliver the executed original of this Note to Borrower within ten (10) days of the conversion of the entire outstanding indebtedness of this Note and to execute all governing documents of Borrower and such other agreements as are necessary to document the issuance of the Shares and to comply with applicable securities laws; and (iii) as soon as practicable after Borrower’s receipt of the documents referenced above, Borrower shall issue and deliver to Lender stock certificates evidencing the Shares.

5.

Default. Each of the following constitutes an “Event of Default” under this Note:

(a)

Borrower’s failure to pay the outstanding indebtedness of this Note within ten (10) days of the date on which such payment is due hereunder, whether at maturity or otherwise;

(b)

Borrower’s breach of or failure to perform or observe any covenant, condition or agreement contained in this Note, the Loan Agreement or the Security Agreement (defined below), which breach or failure continues unremedied for a period of thirty (30) calendar days after receipt by Borrower of written notice specifying the nature of the default. Notwithstanding the foregoing, Borrower shall not be in default under this subsection (b) with respect to any non-monetary breach that can be cured by the performance of affirmative acts if Borrower promptly commences the performance of said affirmative acts and diligently prosecutes the same to completion within a period of forty-five (45) calendar days after receipt by Borrower of written notice specifying the nature of the default;

(c)

Borrower files a voluntary petition in bankruptcy;

(d)

Borrower makes a general assignment for the benefit of its creditors or Borrower’s creditors file against Borrower any involuntary petition under any bankruptcy or insolvency law that is not dismissed within ninety (90) days after it is filed; or

(e)

Any court appoints a receiver to take possession of substantially all of Borrower’s assets and such receivership is not terminated within ninety (90) days after its appointment.

Upon the occurrence and during the continuance of an Event of Default, at the election of Lender, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be immediately due and payable in full.

6.

Security. This Note is secured by all of the assets of Borrower pursuant to that certain Security Agreement, dated as of December 1, 2011 (the “Security Agreement”).

7.

Waivers. Borrower and all endorsees, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Lender diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party.

8.

Usury. Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term “Maximum Rate” shall mean the maximum non-usurious rate of interest that Lender is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

In the event Lender ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted by law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.

9.

Miscellaneous.

(a)

All modifications, consents, amendments or waivers of any provision of any this Note shall be effective only if in writing and signed by Lender and then shall be effective only in the specific instance and for the limited purpose for which given.

(b)

All communications provided in this Note shall be personally delivered or mailed, postage prepaid, by registered or certified mail, return receipt requested, to the addresses set forth at the beginning of this Note or such other addresses as Borrower or Lender may indicate by written notice.

(c)

The headings used in this Note are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Note.

(d)

This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that neither party may, without the prior written consent of the other party, assign any rights, powers, duties or obligations under this Note.

(e)

This Note shall be construed and enforced in accordance with the laws of the State of Michigan. All actions arising out of or relating to this Note shall be heard and determined exclusively by any state or federal court with jurisdiction in the Eastern District of the State of Michigan. Consistent with the preceding sentence, the parties hereto hereby irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Note or the transactions contemplated by this Note may not be enforced in or by any of the above-named courts.

(f)

This Note is intended to amend and restate, and is not intended to be in substitution for or a novation of, that certain Senior Secured Convertible Promissory Note, dated December 1, 2011, executed and delivered by Borrower in favor of Lender in the original principal amount of $2,000,000, as previously amended and restated (the “Original Note”). This Note shall continue to be secured by the security instruments and UCC statements executed and filed with the Original Note, and otherwise as set forth in the loan documentation executed in connection with the Original Note.

[Signature on the following page]

IN WITNESS WHEREOF, the undersigned has duly executed this Eighth Amended and Restated Senior Secured Convertible Promissory Note as of the day and year first written above.

BORROWER:

ZIVO BIOSCIENCE, INC.

By: /s/ Philip M. Rice II

Print Name: Philip M. Rice, II

Its: Chief Financial Officer

EXHIBIT 1

				Conversion Rate	Interest Rate	Warrant Coverage ("cashless")

Date Invested	Tranche #	Amount	Due Date
December 1, 2011	1	$ 440,000	October 14, 2017	$ 0.12	11%	10%
April 4, 2012	2	250,000	October 14, 2017	0.12	11%	10%
May 8, 2012	3	250,000	October 14, 2017	0.12	11%	10%
March 18, 2013	4	500,000	October 14, 2017	0.12	11%	10%
April 10, 2013	5	250,000	October 14, 2017	0.12	11%	10%
April 16, 2013	6	250,000	October 14, 2017	0.12	11%	10%
April 29, 2013	7	250,000	October 14, 2017	0.12	11%	10%
May 7, 2013	8	250,000	October 14, 2017	0.12	11%	10%
July 15, 2013	9A	160,000	October 14, 2017	0.12	11%	10%
July 15, 2013	9B	90,000	October 14, 2017	0.22	11%	10%
July 25, 2013	10	250,000	October 14, 2017	0.22	11%	10%
September 30, 2013	11	300,000	October 14, 2017	0.22	11%	10%
October 28, 2013	12	250,000	October 14, 2017	0.30	11%	10%
December 30, 2013	13	500,000	October 14, 2017	0.30	11%	10%
July 14, 2014	14	1,035,000	January 31, 2017	0.15	11%	10%
September 19, 2014	15	250,000	January 31, 2017	0.15	11%	10%
December 8, 2014	16	84,700	January 31, 2017	0.10	11%	10%
February 27, 2015	17	227,500	February 27, 2017	0.10	11%	10%
March 27, 2015	18	135,000	March 27, 2017	0.10	11%	10%
April 17, 2015	19	217,800	April 17, 2017	0.10	11%	10%
May 1, 2015	20	237,200	May 1, 2017	0.10	11%	10%
June 26, 2015	21	250,000	June 26, 2017	0.10	11%	10%
August 24, 2015	22	250,000	August 24, 2017	0.10	11%	10%
September 17, 2015	23	250,000	September 17, 2017	0.10	11%	10%
October 8, 2015	24	250,000	October 8, 2017	0.10	11%	10%
October 29, 2015	25	250,000	October 29, 2017	0.10	11%	10%
January 27, 2016	26	250,000	January 27, 2018	0.10	11%	10%
March 1, 2016	27	750,000	March 1, 2018	0.10	11%	10%
May 16, 2016	28	250,000	May 16, 2018	0.10	11%	10%
July 26, 2016	29	250,000	July 26, 2018	0.10	11%	10%
August 25, 2016	30	250,000	August 25, 2018	0.10	11%	10%
Total		$ 9,177,200